                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-28231


            Supplement No. 4 dated September 15, 1997 to Prospectus
                              dated July 23, 1997
                         related to 4,500,000 shares


          As of September 5, 1997, the Company received from its lenders a waiver of compliance with the financial covenant in the Company's senior credit facilities requiring systemwide gross WPSA revenue of not less than $20,500 per accounting period. The waiver (a) waives the Company's compliance with the covenant during the accounting period ended September 7, 1997 and (b) modifies the covenant to require the Company to maintain systemwide net WPSA of not less than (i) $17,750 during the accounting period ending October 5, 1997 and (ii) $18,000 during the accounting period ending November 2, 1997, which reflect levels more consistent with recent systemwide net WPSA revenue levels. During this two month period, the Company has agreed not to draw more than $45 million under its $110 million senior revolving credit facility. There is currently no principal balance outstanding under the senior revolving credit facility. Based upon this modification, the Company believes that it will not violate the modified covenant. See "Special Note Regarding Forward Looking Statements" on page 6 of the Prospectus.

                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-28231


            Supplement No. 4 dated September 15, 1997 to Prospectus
                              dated July 23, 1997
                         related to 2,500,000 shares


          As of September 5, 1997, the Company received from its lenders a waiver of compliance with the financial covenant in the Company's senior credit facilities requiring systemwide gross WPSA revenue of not less than $20,500 per accounting period. The waiver (a) waives the Company's compliance with the covenant during the accounting period ended September 7, 1997 and (b) modifies the covenant to require the Company to maintain systemwide net WPSA of not less than (i) $17,750 during the accounting period ending October 5, 1997 and (ii) $18,000 during the accounting period ending November 2, 1997, which reflect levels more consistent with recent systemwide net WPSA revenue levels. During this two month period, the Company has agreed not to draw more than $45 million under its $110 million senior revolving credit facility. There is currently no principal balance outstanding under the senior revolving credit facility. Based upon this modification, the Company believes that it will not violate the modified covenant. See "Special Note Regarding Forward Looking Statements" on page 6 of the Prospectus.



          On September 12, 1997, the Company issued in a private placement transaction 493,175 shares of Common Stock to BC Tri-States, L.L.C. ("Tri-States"), in satisfaction of the Company's funding obligation under its convertible loan agreement with Tri-States. Tri-States is a financed area developer of the Company. Tri-States owns 493,175 shares of Common Stock. The Company understands that such shares will be sold pursuant to this Prospectus, and subsequent to such sales, Tri-States will own no shares of Common Stock.